Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
DoctorDirectory.com, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-201541 and 333-195029) on Form S-8 of Everyday Health, Inc. of our report dated April 21, 2014, with respect to the balance sheets of DoctorDirectory.com, Inc. as of December 31, 2013 and 2012, and the related statements of income, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, which report appears in the Form 8-K/A of Everyday Health, Inc. dated January 21, 2015.

/s/ KPMG LLP

Greenville, South Carolina
January 21, 2015